Exhibit 5.1

March 30, 2011

Bridge Capital Holdings
55 Almaden Boulevard
San Jose, CA 95113

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Bridge Capital Holdings, a California corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of  3,508,771  shares of the Company’s common stock (the “Securities”). All of the Securities are being registered on behalf of certain shareholders of the Company (the “Selling Shareholders”).

The Securities were issued pursuant to a Securities Purchase Agreement, dated as of November 18, 2010 (the “Letter Agreement”), between the Company and original purchasers of the Securities (the “Securities Purchase Agreement”).

We are acting as counsel for the Company in connection with the registration for resale of the Securities.  We have examined signed copies of the Registration Statement to be filed with the Commission, the Securities Purchase Agreement, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior or following the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

This opinion is limited solely to the internal substantive laws of the State of California, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that Securities have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bingham McCutchen LLP
Bingham McCutchen LLP